FOR IMMEDIATE RELEASE

Kingstone Companies Announces 2014 Fourth Quarter and Year End Financial Results

Company to Host Conference Call on March 26, 2015 at 8:30 a.m. ET

Kingston, NY — March 25, 2015 – Kingstone Companies, Inc. (Nasdaq:  KINS) (the “Company” or “Kingstone”), a multi-line regional property and casualty insurance holding company, today announced its financial results for the fourth quarter and year ended December 31, 2014.

Management Commentary
Kingstone’s Chairman and CEO, Barry Goldstein, commented, “We continued to achieve steady growth in the fourth quarter, as evidenced by a 24% increase in direct written premiums1. We are achieving this growth while simultaneously improving our underwriting performance, with 2014 representing the lowest loss ratio in our personal lines business since our demutualization in 2009.  Due to continued favorable loss trends in our personal lines, we also surpassed our stated goal of at least a 20% underwriting margin during the fourth quarter (76.4% net combined ratio).  We reported these results despite a home fire on Christmas Eve that represented the largest single direct loss in the Company’s history (currently estimated at $1.4 million before the impact of reinsurance).  We also are benefitting from strong results in our livery physical damage line of business, which doubled in size for the second year in a row.  This is largely a result of the growing market for independent owner-operators utilizing ride-sharing services such as Uber to expand their business.”

Financial Highlight Table

	Three Months Ended December 31,			Year Ended December 31,
	2014	2013	% Change	2014	2013	% Change
Direct written premiums1	$19,526	$15,797	23.6%	$76,255	$60,449	26.1%
Net written premiums1	$10,540	$6,718	56.9%	$43,295	$24,839	74.3%
Net premiums earned	$10,377	$6,800	52.6%	$32,628	$22,225	46.8%
Total ceding commissions revenue	$3,544	$3,434	3.2%	$13,910	$11,673	19.2%
Net investment income	$506	$317	59.6%	$1,800	$1,170	53.8%
Interest expense	$-	$18	100.0%	$-	$76	100.0%

Net loss ratio	49.7%	79.9%	-30.2 pts	52.2%	61.1%	- 8.9 pts
Net underwriting expense ratio	26.7%	18.4%	8.3 pts	24.9%	27.5%	- 2.6 pts
Net combined ratio	76.4%	98.3%	-21.9 pts	77.1%	88.6%	-11.5 pts

U.S. GAAP Net income	$1,764	$91	1,838.5%	$5,328	$2,012	164.8%
U.S. GAAP Diluted EPS2	$0.24	$0.02	1,100.0%	$0.72	$0.50	44.0%

Comprehensive income	$1,816	$(8)	n/a	$5,970	$1,294	361.4%
Net operating income3	$1,585	$8	19,712.5%	$4,861	$1,632	197.9%
Net operating income Diluted EPS2	$0.22	$-	n/a	$0.66	$0.41	61.0%

Book value per share				$5.54	$4.91	12.8%
Return on average equity (ttm)	17.7%	1.4%	16.3 pts	14.0%	9.9%	4.1 pts

(000's except per share amounts and percentages)
1 These measures are not based on GAAP and are reconciled to the most directly comparable GAAP measures under the “2014 Fourth Quarter and Year End Financial Review-Direct Written Premiums, Net Written Premiums and Net Premiums Earned” section and defined in “Definitions of Non-GAAP Measures.”
2 EPS for the three month period and year ended December 31, 2014 were based on 7.4 million diluted weighted average shares outstanding, compared to 4.5 million diluted weighted average shares outstanding for the 3 months ended December 31, 2013 and 4.1 million for the year ended December 31, 2013.
3 This measure is not based on GAAP and is defined and reconciled to the most directly comparable GAAP measure in “Definitions of Non-GAAP Measures.”

Kingstone Companies, Inc. March 25, 2015	Page 2

Financial and Operational Highlights
2014 Fourth Quarter
(all results are compared to prior year period unless otherwise noted)
•	Net income increased to $1.8 million, or $0.24 per diluted share
•	Direct written premiums1 increased 23.6% to $19.5 million
•	Net premiums earned increased 52.6% to $10.4 million
•	Net combined ratio of 76.4% compared to 98.3%
•	Return on average common equity of 17.7% compared to 1.4%

2014 Year End
(all results are compared to prior year period unless otherwise noted)
•	Net income increased 164.8% to $5.3 million, or $0.72 per diluted share
•	Direct written premiums1 increased 26.1% to $76.3 million, driven by 30.1% growth in personal lines, the Company’s largest line of business
•	Net premiums earned increased 46.8% to $32.6 million
•	Net combined ratio of 77.1% compared to 88.6%
•	Policies in force increased 22% over the year to 44,806
•	Return on average common equity of 14.0% compared to 9.9%
•	Book value per common share on December 31, 2014 was $5.54, compared to $5.35 at September 30, 2014 and $4.91 at December 31, 2013, or an annual increase of 12.8%

2014 Fourth Quarter and Year End Financial Review
Net Income:
Net income increased to $1.8 million during the three month period ended December 31, 2014, compared to net income of $0.1 million in the prior-year period. The increase can be attributed to an increase in net premiums earned as a result of changes in quota share reinsurance, increased net investment income, and a decrease in the net combined ratio.  For the year ended December 31, 2014, net income was $5.3 million, a 164.8% increase from $2.0 million in the prior year.

Earnings per share (“EPS”):
Kingstone reported EPS of $0.24 per diluted share for the three months ended December 31, 2014, compared to $0.02 per diluted share for the three months ended December 31, 2013. EPS for the three month period ended December 31, 2014 is based on 7.4 million diluted weighted average shares outstanding, compared to 4.5 million diluted weighted average shares outstanding for the prior year period.

For the year ended December 31, 2014, EPS was $0.72 per diluted share, compared to $0.50 in the prior year. EPS for the year ended December 31, 2014 is based on 7.4 million diluted weighted average shares outstanding, compared to 4.1 million diluted weighted average shares outstanding for the prior year. The increase in total weighted average shares outstanding for the three month and year periods was due to the completion of the Company’s public offering in December 2013.

1 This measure is not based on GAAP and is reconciled to the most directly comparable GAAP measure under the “2014 Fourth Quarter and Year End Financial Review-Direct Written Premiums, Net Written Premiums and Net Premiums Earned” section and defined in “Definitions of Non-GAAP Measures.”

Kingstone Companies, Inc. March 25, 2015	Page 3

Direct Written Premiums, Net Written Premiums and Net Premiums Earned:
Direct written premiums for the fourth quarter of 2014 were $19.5 million, an increase of 23.6% from $15.8 million in the prior year period. For the year ended December 31, 2014, the Company’s direct written premiums increased 26.1% to $76.3 million, compared to $60.4 million in the prior year period. The increase is attributable to a 22.4% increase in the total number of policies in-force as of December 31, 2014, compared to December 31, 2013.  Please note that the growth rate was adversely impacted by Management’s decision to no longer accept applications for Commercial Auto coverage as of October 1, 2014.  In Q4 2013, Commercial Auto premiums written totaled $808,000 which declined by $382,000 to $426,000 in Q4 2014.

Net written premiums increased 56.9% to $10.5 million during the three month period ended December 31, 2014 from $6.7 million in the prior year period. During the year ended December 31, 2014, net written premiums increased 74.3% to $43.3 million, compared to $24.8 million in 2013.

Net premiums earned for fourth quarter ended December 31, 2014 increased 52.6% to $10.4 million, compared to $6.8 million in fourth quarter ended December 31, 2013.  Net premiums earned totaled $32.6 million during the year ended December 31, 2014, an increase of 46.8% compared to $22.2 million in the prior year. Due to changes in our reinsurance treaties which went into effect on July 1, 2014, and their effects on personal and commercial lines, the Company retained more net premiums earned during the three months and year ended December 31, 2014, compared to the prior year periods.

The table below details the direct written premiums, net written premiums, and net premiums earned for the periods indicated:

	For the Three Months Ended December 31,				For the Year Ended December 31,
	2014	2013	% Change		2014	2013	% Change
(000’s except percentages)
Direct and Net Premiums Written Reconciliation:

Direct written premiums	$19,526	$15,797	23.6%		$76,255	$60,449	26.1%
Assumed written premiums	10	9	11.1%		49	46	6.5%
Ceded written premiums	(8,996)	(9,088)	(1.0	) %	(33,010)	(35,656)	(7.4	) %

Net written premiums	10,540	6,718	56.9%		43,294	24,839	74.3%
Change in unearned premiums	(163)	82	(298.8	) %	(10,666)	(2,614)	308.0%

Net premiums earned	$10,377	$6,800	52.6%		$32,628	$22,225	46.8%

Net premiums earned is the GAAP measure most closely comparable to direct written premiums and net written premiums.  Management uses direct written premiums and net written premiums, along with other measurers, to gauge the Company’s performance and evaluate results.  Direct written premiums and net written premiums are provided as supplemental information, are not a substitute for net premiums earned and do not reflect the Company’s net premiums earned.

Net Loss Ratio:
The net loss ratio during the three month period ended December 31, 2014 was 49.7% compared to 79.9% in the three month period ended December 31, 2013. The Company achieved these results despite a one-time direct loss (before reinsurance) of $1.4 million as a result of a Christmas Eve home fire, which accounted for a 3.5 percentage point increase in the net loss ratio.

Kingstone’s Chief Actuary, Benjamin Walden, stated, ”The Christmas Eve home fire was the largest single loss in  Kingstone’s history and while we do anticipate large losses, when the large loss does happen, the effect of a single large claim of this magnitude will have a great impact on the results of operations during the quarter in which it is incurred. Our strategic use of excess of loss and quota share reinsurance reduced the loss retention to only $360,000. Our quota share treaty absorbed $440,000 of the direct loss with the balance of $400,000 being ceded to our excess of loss reinsurance treaty. The $440,000 loss ceded to our quota share treaty decreased our ceding commissions by $342,000, which together with the net loss incurred from this fire resulted in a $702,000 reduction in income before taxes.”

Kingstone Companies, Inc. March 25, 2015	Page 4

The net loss ratio for the year ended December 31, 2014 decreased to 52.2% compared to 61.1% during the prior year. The decrease was primarily due to favorable results in the Company’s personal lines business, which achieved a net loss ratio of 38.1% in 2014, compared to 45.2% in 2013.

In addition, the Company decided to discontinue its Commercial Auto business and will not offer renewals for policies renewing on or after May 1, 2015.  This line of business had experienced elevated loss ratios in recent years, and while attempts were made to achieve profitability, the line still  had a net loss ratio of 87.5% during 2014. As of December 31, 2014, commercial auto represented 1.6% of total policies in force.

Net Underwriting Expense Ratio:
Kingstone’s net underwriting expense ratio was 26.7% during the fourth quarter ended December 31, 2014, compared to 18.4% in the prior year period. The increase in net underwriting expense ratio was due to the increase in the ratio of ceding commission revenue to net premiums earned as a result of the changes made to the Company’s quota share treaties on July 1, 2014.

Net underwriting expense ratio for the year ended December 31, 2014, was 24.9%, compared to 27.5% during the prior year period. The decrease was primarily due to an increase in net premiums earned as a result of changes made to the Company’s quota share reinsurance treaties which went into effect on July 1, 2014.

Net Combined Ratio:
Kingstone’s net combined ratio was 76.4% for the three month period ended December 31, 2014, compared to 98.3% for the prior year period. For the year ended December 31, 2014, the Company’s net combined ratio was 77.1%, compared to 88.6% in 2013.

Balance Sheet / Investment Portfolio
Kingstone’s cash and investment holdings were $74.2 million at December 31, 2014, compared to $57.6 million at December 31, 2013.  The Company’s investment holdings are comprised primarily of investment grade corporate and municipal securities, with fixed income investments representing approximately 87.5% of total investments at December 31, 2014, and 81.9% at December 31, 2013.  The Company’s effective duration on its fixed-income portfolio is 5.7 years.

Net investment income increased 59.3% to $505,552 for the fourth quarter of 2014 from $317,385 in the prior year period, largely due to an increase in invested assets.  This increase resulted primarily from the deployment of the net proceeds of $18,804,000 received from the Company’s December 2013 public offering and increased operating cash flows. During the year ended December 31, 2014 net investment income increased 53.8% to $1,799,768, compared to $1,170,051 during the 2013 fiscal year.

The taxable equivalent investment yield, excluding cash, was 4.67% and 5.28% at December 31, 2014 and 2013, respectively. The reduction was due to the increase in the value of the portfolio, as reported in changes to other comprehensive income.

Kingstone Companies, Inc. March 25, 2015	Page 5

Book Value
The Company’s book value per share at December 31, 2014 was $5.54, an increase of 3.55% compared to $5.35 at September 30, 2014, and up 12.83% from $4.91 at December 31, 2013.

	31-Dec-14	30-Sep-14	30-Jun-14	31-Mar-14	31-Dec-13
Book Value Per Share	$5.54	$5.35	$5.18	$4.98	$4.91
% Increase from specified period to December 31, 2014		3.55%	6.95%	11.25%	12.83%

Outlook for 2015
Kingstone’s Chief Financial Officer, Victor Brodsky, stated, “Our results for 2014 were strengthened by continued high demand for our products and the restructuring of our reinsurance treaties which went into effect July 1st. The changes to our quota share reinsurance resulted in increased retention of premiums.  This had a considerable positive impact on many financial measures.  Our Company has consistently maintained a Net Premiums to Surplus ratio of less than 1.5:1.  In 2014 such ratio was 1.26 :1.  We believe that our financial position will continue to improve as we reduce our reliance upon quota share reinsurance, retaining and investing more of the premiums we generate.   Our long-term strategy is to entirely eliminate our reliance on quota share reinsurance.”

Mr. Goldstein concluded, “After accomplishing our stated growth and performance goals during 2014, we look forward to improving on those results this year. We remain committed to our goal of achieving a growth rate of 20% or more, despite our decision to exit the Commercial Auto line.  We hope to achieve a combined ratio of less than 80%, resulting in an underwriting margin of 20% or greater, and a resulting ROE of 20% or more.

While our smaller lines of business show considerable growth, our homeowners/dwelling business is stronger than ever before, and we look forward to our continued penetration into what we consider an underserved marketplace. According to a recently released set of data from SNL Financial, Kingstone is now ranked as the 25th largest underwriter of these lines in the state of New York, up from 29th in 2013.   We believe there is an abundance of room for future growth as we presently hold less than a 1% market share in New York. Strengthening our relationships with our Selected Producers and earning their trust by never offering coverage directly to consumers is one factor that accounts for our continuing growth.  We’ve implemented a number of strategic decisions that we believe will have a significant impact on our future performance.”

Kingstone Companies, Inc. March 25, 2015	Page 6

Definitions of Non-GAAP Measures

Direct written premiums - represents the total premiums charged on policies issued by the Company during the respective fiscal period.

Net written premiums - represents direct written premiums less premiums ceded to reinsurers.

Net operating income - is net income exclusive of realized investment gains, net of tax.  Net income is the GAAP measure most closely comparable to net operating income.  Management uses net operating income, along with other measures, to gauge the Company’s performance and evaluate results, which can be skewed when including realized investment gains, which may vary significantly between periods.  Net operating income is provided as supplemental information, is not a substitute for net income and does not reflect the Company’s overall profitability.

	Three Months Ended		Three Months Ended		Year Ended		Year Ended
	December 31, 2014		December 31, 2013		December 31, 2014		December 31, 2013

	Amount	Diluted earnings per common share	Amount	Diluted earnings per common share	Amount	Diluted earnings per common share	Amount	Diluted earnings per common share
(000’s except per common share amounts)
Net Operating Income and Diluted Earnings per Common Share Reconciliation:

Net income	$1,763	$0.24	$91	$0.02	$5,328	$0.72	$2,012	$0.50

Net realized gain on investments	269		126		707		576
Less tax effect on realized gains	91		43		240		196
Net realized gain on investments, net of taxes	178	$0.02	83	$0.02	467	$0.06	380	$0.09

Net operating income	$1,585	$0.22	$8	$-	$4,861	$0.66	$1,632	$0.41

Weighted average diluted shares outstanding	7,385,247		4,507,373		7,356,962		4,059,724

Kingstone Companies, Inc. March 25, 2015	Page 7

Conference Call Details –Thursday, March 26, 2015
Management will discuss the Company’s operations and its financial results in a conference call on Thursday, March 26, 2015, at 8:30 a.m. ET.

The dial-in numbers are:
(877) 407-3105 (U.S.)
(201) 493-6794 (International)

Accompanying Slide Presentation and Webcast
The Company will also have an accompanying slide presentation available in PDF format on the Kingstone Companies website at http://www.kingstonecompanies.com/. The presentation will be made available 30 minutes prior to the conference call.  In addition, the call will be simultaneously webcast over the Internet via the Kingstone website or by clicking on the conference call link: http://kingstonecompanies.equisolvewebcast.com/q4-2014. The webcast will be archived and accessible for approximately 30 days.

About Kingstone Companies, Inc
Kingstone is a property and casualty insurance holding company whose principal operating subsidiary, Kingstone Insurance Company, is domiciled in the State of New York. Kingstone is a multi-line regional property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers. Kingstone is licensed to write insurance policies in New York and Pennsylvania. Kingstone offers property and casualty insurance products to individuals and small businesses primarily in New York State.

Forward-Looking Statement
Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. More information about these factors can be found in Kingstone’s filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K. Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Kingstone Companies, Inc. Barry Goldstein CEO (845) 802-7900	-OR-	INVESTOR RELATIONS: The Equity Group Inc. Adam Prior Senior Vice-President (212) 836-9606 / aprior@equityny.com Forrest Hunt Associate (212) 836-9610 / fhunt@equityny.com

Kingstone Companies, Inc. March 25, 2015	Page 8

KINGSTONE COMPANIES, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Comprehensive Income
Years ended December 31,	2014	2013

Revenues
Net premiums earned	$32,628,484	$22,225,167
Ceding commission revenue	13,910,111	11,673,103
Net investment income	1,799,768	1,170,051
Net realized gains on sales of investments	707,027	575,792
Other income	1,006,102	922,072
Total revenues	50,051,492	36,566,185

Expenses
Loss and loss adjustment expenses	17,032,188	13,586,533
Commission expense	12,125,328	9,362,793
Other underwriting expenses	10,656,265	9,018,685
Other operating expenses	1,487,345	1,099,370
Depreciation and amortization	874,907	646,483
Interest expense	-	75,734
Total expenses	42,176,033	33,789,598

Income from operations before taxes	7,875,459	2,776,587
Income tax expense	2,547,040	764,269
Net income	5,328,419	2,012,318

Other comprehensive income (loss), net of tax
Gross change in unrealized (lossses) gains
on available-for-sale-securities	1,678,410	(1,664,443)

Reclassification adjustment for gains
included in net income	(707,027)	575,792
Net change in unrealized unrealized gains (losses)	971,383	(1,088,651)
Income tax benefit (expense) related to items
of other comprehensive income (loss)	(330,270)	370,141
Other comprehensive income (loss), net of tax	641,113	(718,510)

Comprehensive income (loss)	$5,969,532	$1,293,808

Earnings per common share:
Basic	$0.73	$0.51
Diluted	$0.72	$0.50

Weighted average common shares outstanding
Basic	7,287,657	3,975,115
Diluted	7,356,962	4,059,724

Dividends declared and paid per common share	$0.18	$0.16

Kingstone Companies, Inc. March 25, 2015	Page 9

KINGSTONE COMPANIES, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
	December 31,	December 31,
	2014	2013

Assets
Fixed-maturity securities, held-to-maturity, at amortized cost (fair value of
$5,395,054 at December 31, 2014 and $2,425,261 at December 31, 2013)	$5,128,735	$2,399,482
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of
$50,083,441 at December 31, 2014 and $28,079,902 at December 31, 2013)	51,120,859	28,436,022
Equity securities, available-for-sale, at fair value (cost of $7,621,309
at December 31, 2014 and $6,690,338 at December 31, 2013)	8,017,729	6,796,673
Total investments	64,267,323	37,632,177
Cash and cash equivalents	9,906,878	19,922,506
Premiums receivable, net of provision for uncollectible amounts	8,946,899	7,590,074
Receivables - reinsurance contracts	1,301,549	974,989
Reinsurance receivables, net of provision for uncollectible amounts	35,575,276	37,560,825
Deferred policy acquisition costs	8,985,981	6,860,263
Intangible assets, net	2,233,530	2,709,244
Property and equipment, net of accumulated depreciation	2,448,042	2,038,755
Other assets	1,330,944	1,494,989
Total assets	$134,996,422	$116,783,822

Liabilities
Loss and loss adjustment expense reserves	$39,912,683	$34,503,229
Unearned premiums	40,458,041	32,335,614
Advance premiums	1,006,582	776,099
Reinsurance balances payable	2,096,363	2,566,729
Advance payments from catastrophe reinsurers	-	-
Deferred ceding commission revenue	5,956,540	6,984,166
Notes payable	-	-
Accounts payable, accrued expenses and other liabilities	3,928,137	3,215,487
Income taxes payable	-	-
Deferred income taxes	1,137,180	693,087
Total liabilities	94,495,526	81,074,411

Commitments and Contingencies

Stockholders' Equity
Preferred stock, $.01 par value; authorized 2,500,000 shares	-	-
Common stock, $.01 par value; authorized 20,000,000 shares; issued 8,235,095 shares at December 31, 2014 and 8,186,031 shares at December 31, 2013; outstanding
7,308,757 shares at December 31, 2014 and 7,266,573 shares at December 31, 2013	82,351	81,860
Capital in excess of par	32,873,383	32,692,568
Accumulated other comprehensive income	946,332	305,219
Retained earnings	8,203,003	4,187,209
	42,105,069	37,266,856
Treasury stock, at cost, 926,338 shares at December 31, 2014 and 919,458 shares
at December 31, 2013	(1,604,173)	(1,557,445)
Total stockholders' equity	40,500,896	35,709,411

Total liabilities and stockholders' equity	$134,996,422	$116,783,822